Exhibit 99.1

BLACKROCK ELECTS AMIN H. NASSER TO BOARD OF DIRECTORS

New York, July 17, 2023 – BlackRock, Inc. (NYSE: BLK) announced today that it is naming the Chief Executive Officer of the Saudi Arabian Oil Company (“Aramco”), one of the world’s largest integrated energy companies, to BlackRock’s Board of Directors (“Board”), while also preparing for the departure of a Board member.

Amin Hassan Ali Nasser, President and Chief Executive Officer of Aramco, joins the Board today as an independent director. Bader M. Alsaad, Director General and Chairman of the Board of the Arab Fund for Economic & Social Development, will serve the remainder of his term this year and will not stand for reelection to the Board in 2024. The continuity of regional expertise on BlackRock’s Board reflects the importance of the Middle East to the firm’s long-term strategy.

Nasser oversaw the successful public listing of Aramco, which was the largest IPO in history. He brings to the BlackRock Board his perspective as the chief executive of a company at the center of some of the most important business trends globally. He has also established Aramco as a leader in the global energy transition, investing in cutting-edge technologies to address the challenge of balancing energy security and sustainability. In 2021, under Nasser’s leadership, Aramco announced its ambition to achieve net-zero Scope 1 and Scope 2 greenhouse gas emissions across its wholly owned and operated assets by 2050.

Commenting on Nasser’s election, Laurence D. Fink, Chairman and CEO of BlackRock, said: “Amin’s distinguished career at Aramco, spanning more than four decades, gives him a unique perspective on many of the key issues facing our firm and our clients. His leadership experience, understanding of the global energy industry and the drivers of the shift towards a low carbon economy, as well as his knowledge of the Middle East region, will all contribute meaningfully to the BlackRock Board dialogue. We are delighted that BlackRock’s Board, employees, and shareholders will have the benefit of his vision and counsel.”

BlackRock takes a strategic approach to board composition, balancing deep institutional and industry knowledge with fresh perspectives on key areas of future growth. BlackRock now has 17 Board members, of which 15 are independent and five are women. One third of BlackRock’s directors have been newly elected over the past five years, reflecting the company’s commitment to continually evolving and benefiting from fresh insights. The Board has and will continue to take into consideration diversity in career experience; gender; race, ethnicity and nationality; and diversity of perspectives when considering director candidates.

Bader M. Alsaad has served the BlackRock Board with distinction since 2019. “Bader’s international investment experience has been instrumental to BlackRock’s success, and I sincerely thank him for his dedication to the firm. The wisdom and guidance that he has given the Board throughout his tenure has been crucial to our growth in the Gulf region and globally,” said Fink.

Amin Hassan Ali Nasser

Amin Hassan Ali Nasser has served as president and CEO of the Saudi Arabian Oil Company, known as Aramco, since 2015, and has held a board seat since 2010. In 2019, he successfully led Aramco’s initial public offering (IPO), which was the largest IPO in history. He joined the company in 1982 as a petroleum engineer and later held vice president and executive roles in its Upstream business.

As president and CEO, Nasser is leading Aramco’s efforts to produce cleaner energy and products through investments in promising technologies such as crude oil-to-chemicals processes, and renewable energy applications; entrepreneurial start-ups focused on cleaner energy solutions; and industry-wide efforts to minimize greenhouse gas emissions. He is also an advocate for an efficient, accessible, and world-class supply chain ecosystem that includes small-to-medium-sized enterprises (SMEs) to support Saudi Aramco’s growing procurement needs.

Nasser is also actively engaged in the advancement of people through education and training, and is a champion of youth advancement and development and supports the company’s Young Leader’s Advisory Board (YLAB), designed to connect Aramco’s leadership with its young professionals.

Outside of his corporate responsibilities, Nasser is a member of the International Advisory Board of the King Fahd University of Petroleum and Minerals; the Board of Trustees of the King Abdullah University of Science & Technology; the World Economic Forum’s International Business Council (IBC); the Massachusetts Institute of Technology Presidential CEO Advisory Board; and the JP Morgan International Council.

The Society of Petroleum Engineers (SPE) awarded Nasser its Lifetime Achievement Award in 2017, and in 2020, he received The Chemists’ Club Kavaler Award by ICIS, and the Energy Intelligence Energy Executive of the Year award.

Nasser holds a bachelor’s degree in petroleum engineering from the King Fahd University of Petroleum and Minerals in Dhahran.

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